Exhibit 10.6

DORCHESTER MINERALS MANAGEMENT LP

EQUITY INCENTIVE PROGRAM

(As amended and Restated Effective October 20, 2022)

1.	Purpose of the Program

The Dorchester Minerals Management LP Equity Incentive Program (the “Program”) has been adopted by Dorchester Minerals Management LP, a Delaware limited partnership (“Minerals Management”), the general partner of Dorchester Minerals, L.P., a Delaware limited partnership (the “Partnership”), and is designed to promote the long term financial interests and growth of the Partnership, Minerals Management and their Affiliates, by (i) attracting and retaining managers, officers, employees, consultants and other service providers of Dorchester Minerals Operating LP, a Delaware limited partnership of which Minerals Management is the sole limited partner (“Operating”), and its Affiliates and (ii) aligning the interests of such individuals with those of the Partnership, Minerals Management and its Affiliates through providing them with equity-based awards of common units representing limited partnership interests in the Partnership (the “Common Units”).

The Program was originally adopted by Operating as the Dorchester Minerals Operating LP Equity Incentive Program, and became effective upon its approval by a majority of the holders of Common Units on May 20, 2015 (the “Effective Date”).

The Program is hereby amended and restated as of October 20, 2022 and adopted by Minerals Management.

2.	Definitions

The following capitalized terms used in the Program have the respective meanings set forth in this Section:

(a)    Act: The Securities Exchange Act of 1934, as amended, or any successor thereto.

(b)    Administrator: Management GP, or any employee or group of employees of Operating to whom authority to administer the Program has been delegated pursuant to Section 4 hereof.

(c)    Affiliate: With respect to any specified Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with such specified Person. As used herein, the term “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

(d)    Award: Individually or collectively, any Common Unit Award, Restricted Common Unit Award or Notional Unit Award made pursuant to the Program.

(e)    Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(f)    Common Unit: Defined in Section 1.

(g)    Common Unit Award: Common Units awarded to a Participant pursuant to the Program that are not subject to vesting, forfeiture or other restrictions.

(h)    Distribution Equivalent Right: A right to receive with respect to a Notional Unit an amount in cash (a “Distribution Equivalent”) equal to the cash distributions made by the Partnership with respect to a Common Unit during the Restricted Period for such Notional Unit.

(i)    Effective Date: Defined in Section 1.

(j)    Employment: The term “Employment” as used herein shall be deemed to refer to (i) a Participant’s employment if the Participant is an employee of Operating or any of its Affiliates, (ii) a Participant’s services as a consultant or independent contractor, if the Participant is consultant to, or independent contractor of, Operating or of any of its Affiliates, and (iii) a Participant’s services as a non-employee manager elected by the limited partners of the Partnership, if the Participant is a Manager.

(k)    Fair Market Value: Of a Common Unit on any given date means (i) the closing sale price per Common Unit on the Nasdaq Stock Market or any other national securities exchange in the United States that is registered with the United States Securities and Exchange Commission pursuant to Section 6 of the Act (a “U.S. Exchange”) on that date (or, if no closing sale price is reported, the last reported sale price), (ii) if the Common Units are not listed on a U.S. Exchange, the last quoted bid price for the Common Units on that date in the over-the-counter market as reported by OTC Markets Group or a similar organization, or (iii) if the Common Units are neither listed on a U.S. Exchange nor quoted by OTC Markets Group or a similar organization, the average of the mid-point of the last bid and ask prices for the Common Units on that date from a nationally recognized independent investment banking firm selected by the Administrator for this purpose; provided that the Administrator may appoint an appraiser to determine whether any discount to the price under (i), (ii) or (iii), as applicable, is appropriate in determining Fair Market Value as a result of any restrictions set forth in an Award.

(l)    Management GP: Dorchester Minerals Management GP LLC, a Delaware limited liability company, the general partner of Minerals Management.

(m)    Manager: A non-employee manager of Management GP elected by the limited partners of the Partnership.

(n)    Minerals Management: Defined in Section 1.

(o)    Notional Unit: A notional unit under the Program that upon vesting entitles the Participant to receive, at the time of settlement, a Common Unit or an amount of cash equal to the Fair Market Value of a Common Unit, as determined by the Administrator in its sole discretion.

(p)    Notional Unit Award: Notional Units awarded to a Participant pursuant to the Program that are subject to such terms, conditions and restrictions as may be determined by the Administrator.

(q)    Operating: Defined in Section 1.

(r)    Participant: A Manager, officer, employee, consultant or other service provider of Minerals Management or of any of its Affiliates who is selected by the Administrator, at its sole discretion, to participate in the Program.

(s)    Partnership: Defined in Section 1.

(t)    Partnership Agreement: The Amended and Restated Agreement of Limited Partnership of the Partnership dated February 1, 2003.

(u)    Person: Any individual, corporation, partnership, limited partnership, limited liability company, limited company, joint venture, trust, unincorporated or governmental organization or any agency or political subdivision thereof.

(v)    Program: Defined in Section 1.

(w)    Restricted Common Unit Award: Common Units awarded to a Participant pursuant to the Program that are subject to such terms, conditions and restrictions as may be determined by the Administrator.

(x)    Restricted Period: The period established by the Administrator with respect to an Award during which the Award remains subject to forfeiture, transferability or other restrictions and, in the case of a Notional Unit Award, is not payable to the Participant.

3.	Common Units Subject to the Program

The number of Common Units that may be granted each fiscal year pursuant to Awards to Participants shall not exceed 0.333% of the number of Common Units outstanding at the beginning of the fiscal year. If any Award is forfeited, cancelled or otherwise terminates or expires, any Common Units subject to such Award that are not actually granted pursuant to such Award and any Common Units reacquired from the forfeiture of a Restricted Common Unit Award or a Notional Unit Award shall again be available for Awards under the Program. All Common Units granted pursuant to an Award shall consist solely of Common Units acquired by Minerals Management in the open market.

4.	Administration

(a)    Administration and Delegation. The Program shall be administered by the Administrator. The Administrator may delegate the authority to grant Awards under the Program to any employee or group of employees of Operating; provided, however, that such delegation and grants are consistent with applicable law and guidelines established by the Administrator from time to time. The Administrator may delegate the day-to-day administration of the Program to any employee or group of employees of Operating or a third-party equity program administrator.

(b)    Interpretation; Corrections; Final and Binding Decisions. The Administrator is authorized to interpret the Program, to establish, amend and rescind any rules and regulations relating to the Program, and to make any other determinations that it deems necessary or desirable for the administration of the Program. The Administrator may correct any defect or supply any omission or reconcile any inconsistency in the Program or Award agreement in the manner and to the extent the Administrator deems necessary or desirable, without the consent of any Participant. Any decision of the Administrator in the interpretation and administration of the Program, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, Participants and their beneficiaries and successors).

(c)    Establishment of Award Terms. The Administrator shall have the full power and authority to establish the terms and conditions of any Award consistent with the provisions of the Program and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions).

(d)    Payment of Taxes Due. The Administrator shall require payment of any amount it may determine to be necessary to withhold for federal, state, local or other taxes as a result of the grant or vesting of an Award. The Administrator may, in its sole discretion, cause such payment to be funded by reducing the Common Units delivered or vesting upon the grant or vesting of an Award by a number of Common Units having a Fair Market Value equal to the amount of any withholding payment that would then be due. The Administrator shall establish the manner in which any such tax obligation otherwise may be satisfied by the Participant.

5.	Eligibility and Awards

The Administrator shall select Participants from those Managers, officers, employees, consultants and other individuals providing services to Operating or of any of its Affiliates that, in the sole discretion of the Administrator, are in a position to make a positive contribution to the success of Operating and its Affiliates. Once a Participant has been selected for an Award by the Administrator, the Administrator shall determine the type and size of Award to be made to the Participant and shall establish in an Award agreement the terms, conditions, restrictions and limitations applicable to the Award, in addition to those set forth in the Program and the administrative guidelines and regulations, if any, established by the Administrator. Awards under the Program need not be uniform. Any combination of Awards may be granted at one time and on more than one occasion to the same Participant. Notwithstanding the foregoing, an Award to a Manager shall be limited to the number of Common Units that may be purchased with cash remuneration otherwise payable to the Manager and may be granted only in lieu of payment of such cash remuneration.

6.	Terms and Conditions of Common Unit Awards

Common Unit Awards may be granted to Participants in such numbers and at such times and upon such terms and conditions as the Administrator may determine, in its sole discretion.

7.	Terms and Conditions of Restricted Common Unit and Notional Unit Awards

(a)    General. Awards may be granted in the form of Restricted Common Unit Awards or Notional Unit Awards in such numbers and at such times as the Administrator shall determine, in its sole discretion. The Administrator shall impose such terms, conditions and restrictions on Common Units or Notional Units subject to such an Award as it may deem advisable, including without limitation providing for vesting upon the achievement of specified performance goals, time-based vesting, transferability restrictions and restrictions under applicable securities laws.

(b)    Restricted Period. At the time a Restricted Common Unit Award or a Notional Unit Award is granted, the Administrator may establish a Restricted Period applicable to the Award. Each Restricted Common Unit Award or Notional Unit Award may have a different Restricted Period in the sole discretion of the Administrator.

(c)    Other Terms and Conditions.

(i)    Restricted Common Unit Awards. Common Units subject to a Restricted Common Unit Award shall constitute issued and outstanding Common Units for all purposes. Common Units granted pursuant to such an Award shall be registered in the name of the Participant or, at the option of Minerals Management, in the name of a nominee of Minerals Management, and shall be granted in book-entry form or represented by a certificate. Subject to the terms and conditions of the Award agreement, a Participant to whom a Restricted Common Unit Award has been made shall have the right to receive distributions thereon during the Restricted Period, to vote the Common Units subject to the Award and to enjoy all other rights with respect thereto, except that (A) Minerals Management shall retain custody of any certificates evidencing the Common Units during the Restricted Period and (B) the Participant may not sell, transfer, pledge, exchange, hypothecate or otherwise dispose of the Common Units during the Restricted Period. A breach of the terms and conditions established by the Administrator pursuant to the Restricted Common Unit Award may result in a forfeiture of the Common Units. At the time a Restricted Common Unit Award is granted, the Administrator may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Common Units subject to the Award, including without limitation rules pertaining to the termination of Employment (by reason of death, permanent and total disability, retirement, cause or otherwise) of a Participant prior to expiration of the Restricted Period.

(ii)    Notional Unit Awards. Notional Units do not constitute Common Units and shall not be treated as (or as giving rise to) property or as a trust fund of any kind. The right of any Participant in respect of a Notional Unit Award shall be no greater than the right of any unsecured general creditor of the Partnership and Minerals Management. To the extent provided by the Administrator, in its discretion, a Notional Unit Award may include a Distribution Equivalent Right, which may provide that such Distribution Equivalents shall be paid directly to the Participant, be reinvested into additional Awards, be credited to a bookkeeping account (with or without interest in the discretion of the Administrator) subject to the same vesting restrictions as the Notional Unit Award, or be subject to such other provisions or restrictions as determined by the Administrator in its sole discretion, subject to the provisions of Section 16. A breach of the terms and conditions established by the Administrator pursuant to the Notional Unit Award may result in a forfeiture of the Notional Units. At the time a Notional Unit Award is granted, the Administrator may, in its sole discretion, prescribe additional terms, conditions, restrictions and limitations applicable to the Notional Units subject to the Award, including without limitation rules pertaining to the termination of Employment (by reason of death, permanent and total disability, retirement, cause or otherwise) of a Participant prior to expiration of the Restricted Period. Except as otherwise set forth in a Notional Unit Award, no later than the 60th calendar day following the vesting of each Notional Unit, subject to the provisions of Section 4(d), the Participant shall be entitled to settlement of such Notional Unit and shall receive one Common Unit or an amount in cash equal to the Fair Market Value of a Common Unit (for purposes of this Section, as calculated on the last day of the Restricted Period), as determined by the Administrator in its sole discretion.

(d)    Miscellaneous. Nothing in this Section shall prohibit the exchange of Common Units or Notional Units subject to a Restricted Common Unit Award or Notional Unit Award pursuant to a plan of merger or reorganization for units or other securities of the Partnership or another entity that is a party to the reorganization; provided that the units or securities so received in exchange for the Common Units or Notional Units shall, except as provided in the applicable Award agreement, become subject to the restrictions applicable to the Restricted Common Unit Award or Notional Unit Award. Any Common Units or Notional Units received as a result of an equity split or distribution with respect to a Restricted Common Unit Award or Notional Unit Award shall also become subject to the restrictions under the Award.

8.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Program to the contrary, the following provisions shall apply to all Awards granted under the Program:

(a)    Equity Restructurings. In the event of any extraordinary Common Unit distribution or split, recapitalization, rights offering, split-up or spin-off or any other event that constitutes an “equity restructuring” (as defined under Financial Accounting Standards Board (FASB) Accounting Standards Codification, Topic 718) with respect to Common Units, the Administrator shall, in the manner determined appropriate or desirable by the Administrator and without liability to any person, adjust any or all of (i) the number of Common Units or other securities of the Partnership (or number and kind of other securities or property) with respect to which Awards may be granted under the Program, and (ii) the terms of outstanding Awards, including, but not limited to (A) the number of Common Units or other securities of the Partnership (or number and kind of other securities or property) or Notional Units subject to outstanding Awards or to which outstanding Awards relate and (B) any performance targets or other applicable terms.

(b)    Mergers, Reorganizations and Other Corporate Transactions. In the event of any reorganization, merger, consolidation, combination, repurchase or exchange of Common Units or other securities of the Partnership, issuance of warrants or other rights to purchase Common Units or other securities of the Partnership, or other similar corporate transaction or event that affects the Common Units such that an adjustment is determined by the Administrator in its discretion to be appropriate or desirable, the Administrator in its sole discretion and without liability to any person shall make such substitution or adjustment, if any, as it deems to be equitable as to (i) the number of Common Units or other securities of the Partnership (or number and kind of other securities or property) with respect to which Awards may be granted under the Program, and (ii) the terms of any outstanding Award, including (A) the number of Common Units or other securities of the Partnership (or number and kind of other securities or property) or Notional Units subject to outstanding Awards or to which outstanding Awards relate and (B) any performance targets or other applicable terms.

9.	No Right to Employment or Awards

The granting of an Award under the Program shall impose no obligation on Operating or any Affiliate to continue the Employment of a Participant and shall not lessen or affect Operating’s or an Affiliate’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim to be granted any Award (including as a result of recurring prior Award), and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Administrator’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

10.	Successors and Assigns

The Program shall be binding on all successors and assigns of Minerals Management and a Participant, including without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

11.	Amendments or Termination

Except as required by the rules of the principal securities exchange on which the Common Units are traded, the Administrator may amend, alter or discontinue the Program or any outstanding Award, but no amendment, alteration or discontinuation shall be made, without the consent of a Participant, if such action would materially diminish any of the rights of the Participant under any Award theretofore granted to such Participant under the Program; provided, however, that the Administrator may without the Participant’s consent (a) amend the Program or any outstanding Award in such manner as it deems necessary to permit the granting of Awards meeting the requirements of the Code or other applicable laws (including, without limitation, to avoid adverse tax consequences to Operating or its Affiliates or to Participants as provided in Section 12 and Section 16 below), and (b) amend any outstanding Awards in a manner that is not adverse (other than in a de minimis manner) to a Participant, except as otherwise may be permitted pursuant to Section 8 hereof or as is otherwise contemplated pursuant to the terms of the Award, without the Participant’s consent.

12.	International Participants

With respect to Participants who reside or work outside the United States of America, the Administrator may, in its sole discretion, amend the terms of the Program or Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, Operating or an Affiliate.

13.	Choice of Law

The Program shall be governed by and construed in accordance with the law of the State of Delaware without giving effect to any otherwise governing principles of conflicts of law that would apply the laws of another jurisdiction.

14.	Compliance with Securities Laws

The Administrator may refuse to grant or transfer any Common Units or other consideration under an Award if, acting in its sole discretion, it determines that the grant or transfer of such Common Units or such other consideration might violate any applicable law or regulation or entitle Minerals Management or the Partnership to recover the same under Section 16(b) of the Act, as amended, and any payment tendered to Minerals Management by a Participant, other holder or beneficiary in connection with such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award hereunder shall be construed as an offer to sell securities of the Partnership, and no such offer shall be outstanding, unless and until the Administrator in its sole discretion has determined that any such offer, if made, would be in compliance with all applicable requirements of the United States federal and any other applicable securities laws.

15.	Effectiveness and Limitations of the Program

The Program shall be effective as of the Effective Date. No Award may be granted under the Program after the tenth anniversary of the Effective Date, but Awards theretofore made may extend beyond that date.

16.	Section 409A

To the extent applicable, this Program and Awards granted hereunder shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretative guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date. In the event that it is reasonably determined by the Administrator that, as a result of Section 409A of the Code, payments in respect of any Award under the Program may not be made at the time contemplated by the terms of the Program or the relevant Award agreement, as the case may be, without causing the Participant holding such Award to be subject to taxation under Section 409A of the Code, consistent with the provisions of Section 11(a) above, Minerals Management may take whatever actions the Administrator determines necessary or appropriate to comply with, or exempt the Program and Award agreement from the requirements of Section 409A of the Code and related Department of Treasury guidance and other interpretive materials as may be issued after the Effective Date including, without limitation, (a) adopting such amendments to the Program and Awards and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Administrator determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Program and Awards hereunder and/or (b) taking such other actions as the Administrator determines necessary or appropriate to avoid the imposition of an additional tax under Section 409A of the Code, which action may include, but is not limited to, delaying payment to a Participant who is a “specified employee” within the meaning of Section 409A of the Code until the first day following the six-month period beginning on the date of the Participant’s termination of Employment. Minerals Management shall use commercially reasonable efforts to implement the provisions of this Section in good faith; provided that neither Minerals Management, the Administrator nor any employee, director or representative of Operating or any Affiliate shall have any liability to Participants with respect to this Section.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Program has been executed on this 20th day of October, 2022, to be effective as of the Effective Date.

DORCHESTER MINERALS MANAGEMENT LP

By:	Dorchester Minerals Management GP LLC,

its sole general partner

	By:	/s/ William Casey McManemin

	Name:	William Casey McManemin

	Title:	Chief Executive Officer